Exhibit 99.1
SPHERE ENTERTAINMENT CO. REPORTS
FOURTH QUARTER AND FULL YEAR 2025 RESULTS

NEW YORK, N.Y., February 12, 2026 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fourth quarter and full-year ended December 31, 2025.
Recent highlights for the Company’s Sphere segment include:
•In January, the Company announced with the State of Maryland, Prince George’s County, and Peterson Companies the intent to develop a new Sphere venue – which would be the second in the U.S. and first to utilize a smaller-scale design model – at National Harbor, a premier destination in the Washington, D.C. metropolitan area;
•The Wizard of Oz at Sphere, the Sphere Experience that opened in Las Vegas on August 28, 2025, surpassed two million tickets sold in mid-January;
•Lenovo held its Tech World event at Sphere during the Consumer Electronics Show (“CES”) in January, marking the venue’s second consecutive year as a CES keynote destination; and
•The Company announced multi-year sponsorship and advertising partnerships, including with Anheuser-Busch and Delta Air Lines, and debuted the first live interactive game experience on the Exosphere, in collaboration with the LEGO Group and Lucasfilm’s Star Wars.
For the three months ended December 31, 2025, the Company reported revenues of $394.3 million, an increase of $86.0 million, or 28%, as compared to the prior year quarter. In addition, the Company reported operating income of $28.9 million, an increase of $171.9 million, and adjusted operating income of $128.0 million, an increase of $95.2 million, both as compared to the prior year quarter.(1)
For the twelve months ended December 31, 2025, the Company reported revenues of $1,220.0 million, an increase of $89.1 million, or 8%, as compared to the prior year period. In addition, the Company reported an operating loss of $229.6 million, an improvement of $142.8 million, or 38%, and adjusted operating income of $261.8 million, an increase of $152.0 million, or 138%, both as compared to the prior year period.(1)
Executive Chairman and CEO James L. Dolan said, “Today’s results serve as continued validation of the business model behind Sphere. As we begin 2026, we remain focused on expanding Sphere’s global footprint, including advancing our plans to bring Sphere to Abu Dhabi and National Harbor, and believe the Company is well-positioned for long-term growth.”
Segment Results for the Three and Twelve Months Ended December 31, 2025 and 2024:

(In millions)	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2025	2024	$	%	2025	2024	$	%
Revenues:
Sphere	$274.2	$169.0	$105.2	62%	$781.4	$617.7	$163.7	27%
MSG Networks	120.1	139.3	(19.2)	(14)%	438.6	513.3	(74.6)	(15)%
Total Revenues	$394.3	$308.3	$86.0	28%	$1,220.0	$1,130.9	$89.1	8%
Operating Income (Loss):
Sphere	$(6.5)	$(107.9)	$101.4	94%	$(268.2)	$(421.0)	$152.9	36%
MSG Networks	35.4	(35.0)	70.5	NM	38.6	48.7	(10.1)	(21)%
Total Operating Income (Loss)	$28.9	$(142.9)	$171.9	NM	$(229.6)	$(372.3)	$142.8	38%
Adjusted Operating Income (Loss):(1)
Sphere	$89.4	$(0.8)	$90.2	NM	$144.6	$(19.7)	$164.2	NM
MSG Networks	38.6	33.7	5.0	15%	117.3	129.5	(12.2)	(9)%
Total Adjusted Operating Income	$128.0	$32.9	$95.2	NM	$261.8	$109.8	$152.0	138%
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the three months ended December 31, 2025, the Sphere segment reported revenues of $274.2 million, an increase of $105.2 million, or 62%, as compared to the prior year quarter.
Revenues related to The Sphere Experience increased $108.5 million as compared to the prior year quarter, which reflected higher per-show revenue due to the impact of The Wizard of Oz at Sphere and, to a lesser extent, an increase in the number of overall performances. In the current year quarter, The Sphere Experience included 245 performances of The Wizard of Oz at Sphere as compared to 190 performances of Postcard from Earth and V-U2 An Immersive Concert Film in the prior year quarter.
Revenues from sponsorship, Exosphere advertising and suite license fees increased $4.2 million as compared to the prior year quarter, reflecting an increase in Exosphere advertising and sponsorship revenues, as well as higher suite license fee revenues.
Other revenues decreased $4.4 million as compared to the prior year quarter.
Event-related revenues decreased $3.1 million as compared to the prior year quarter, primarily due to the absence of one brand event (formerly referred to as corporate events) held in the prior year quarter. This decrease was partially offset by two additional concert residency shows held at Sphere as compared to the prior year quarter and, to a lesser extent, higher per-concert revenue as compared to the prior year quarter.
For the three months ended December 31, 2025, the Sphere segment had direct operating expenses of $92.6 million, an increase of $20.0 million, or 27%, as compared to the prior year quarter. Expenses associated with The Sphere Experience increased $21.9 million as compared to the prior year quarter due to higher per-show expenses for The Wizard of Oz at Sphere and an increase in the number of overall performances. This was partially offset by other cost decreases.
For the three months ended December 31, 2025, selling, general and administrative expenses of $104.1 million decreased $14.9 million, or 13%, as compared to the prior year quarter, primarily due to lower employee compensation and related benefits of $14.4 million, including the impact of executive management transition costs of $4.2 million recorded in the current year quarter as compared to executive management transition costs of $8.3 million recorded in the prior year quarter.
For the three months ended December 31, 2025, operating loss of $6.5 million improved by $101.4 million and adjusted operating income of $89.4 million increased by $90.2 million, both as compared to the prior year quarter, primarily due to the increase in revenues and, to a lesser extent, lower selling, general and administrative expenses, partially offset by higher direct operating expenses.
MSG Networks
For the three months ended December 31, 2025, the MSG Networks segment reported total revenues of $120.1 million, a decrease of $19.2 million, or 14%, as compared to the prior year quarter.
Distribution revenue decreased $19.7 million, primarily due to a decrease in total subscribers of approximately 14.5% and the impact of lower affiliation rates in the current year quarter.
For the three months ended December 31, 2025, direct operating expenses of $70.7 million decreased $23.8 million, or 25%, as compared to the prior year quarter. Rights fees expense decreased $19.5 million as compared to the prior year quarter, primarily reflecting reductions in media rights fees as a result of the amendments to MSG Networks’ media rights agreements with certain professional sports teams and other rights fees decreases. Other programming and production costs decreased $4.3 million as compared to the prior year quarter, primarily due to lower costs related to MSG+ as well as other cost decreases.
For the three months ended December 31, 2025, selling, general and administrative expenses of $10.8 million decreased $5.5 million, or 33%, as compared to the prior year quarter. This decrease was primarily due to (i) lower employee compensation and related benefits of $3.2 million and (ii) lower professional fees of $3.2 million, mainly due to the absence of costs associated with pursuing a work-out of MSG Networks’ credit facilities with its syndicate of lenders recorded in the prior year quarter, partially offset by higher advertising and marketing costs of $1.0 million.
In addition, results for the three months ended December 31, 2025 had no impairment and other losses, net, as compared to a non-cash goodwill impairment charge of $61.2 million in the prior year quarter.
For the three months ended December 31, 2025, operating income of $35.4 million increased by $70.5 million from an operating loss of $35.0 million in the prior year quarter, primarily due to the absence of impairment and other losses, net, recorded in the prior year quarter, lower direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses, partially offset by the decrease in revenues. Adjusted operating income of $38.6 million increased $5.0 million, or 15%, as compared to the prior year quarter, primarily due to lower direct operating expenses, partially offset by the decrease in revenues.

About Sphere Entertainment Co.
Sphere Entertainment Co. is a leader in immersive experiences, technology and media. The Company includes Sphere, an experiential medium powered by advanced technologies. The first Sphere opened in Las Vegas, with a second venue planned for Abu Dhabi. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in other income (expense), net, which is not reflected in operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this earnings release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
# # #
Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076
Sarah Rothschild Investor Relations (212) 631-5345
Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until February 19, 2026

SPHERE ENTERTAINMENT CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues	$394,283	$308,290	$1,220,045	$1,130,928
Direct operating expenses	(163,354)	(167,175)	(589,979)	(610,430)
Selling, general and administrative expenses	(114,934)	(135,286)	(441,918)	(484,452)
Depreciation and amortization	(84,173)	(83,319)	(336,411)	(327,436)
Impairment and other losses, net	(162)	(61,200)	(69,781)	(70,968)
Restructuring charges	(2,739)	(4,251)	(11,520)	(9,972)
Operating income (loss)	28,921	(142,941)	(229,564)	(372,330)
Other income (expense):
Gain on extinguishment of debt	—	—	346,092	—
Interest income	2,799	4,374	13,498	26,796
Interest expense	(9,079)	(30,414)	(70,546)	(111,428)
Other (expense) income, net	(197)	651	(2,265)	(5,913)
Income (loss) from continuing operations before income taxes	22,444	(168,330)	57,215	(462,875)
Income tax benefit (expense)	42,295	42,380	(23,810)	113,185
Income (loss) from continuing operations	64,739	(125,950)	33,405	(349,690)
Income from discontinued operations, net of taxes	—	—	—	24,631
Less: Net income attributable to participating securities	7,092	—	—	—
Net income (loss) attributable to Sphere Entertainment Co.’s stockholders	$57,647	$(125,950)	$33,405	$(325,059)

Basic income (loss) per common share
Continuing operations	$1.62	$(3.49)	$0.93	$(9.77)
Discontinued operations	—	—	—	0.69
Basic income (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$1.62	$(3.49)	$0.93	$(9.09)

Diluted income (loss) per common share
Continuing operations	$1.23	$(3.49)	$0.74	$(9.77)
Discontinued operations	—	—	—	0.69
Diluted income (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$1.23	$(3.49)	$0.74	$(9.09)

Weighted-average number of common shares outstanding:
Basic	35,687	36,054	36,069	35,775
Diluted	46,859	36,054	45,298	35,775

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reductions.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating income (loss)	$28,921	$(142,941)	$(229,564)	$(372,330)
Share-based compensation	10,027	17,827	59,005	63,439
Depreciation and amortization	84,173	83,319	336,411	327,436
Restructuring charges	2,739	4,251	11,520	9,972
Impairment and other losses, net	162	61,200	69,781	70,968
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	358	7,557	7,888	8,322
Amortization for capitalized cloud computing costs	1,579	1,709	6,316	1,774
Remeasurement of deferred compensation plan liabilities	67	(66)	467	259
Adjusted operating income	$128,026	$32,856	$261,824	$109,840

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended December 31, 2025
	Sphere	MSG Networks	Total
Revenues	$274,190	$120,093	$394,283
Direct operating expenses	(92,645)	(70,709)	(163,354)
Selling, general and administrative expenses	(104,104)	(10,830)	(114,934)
Depreciation and amortization	(82,061)	(2,112)	(84,173)
Impairment and other losses, net	(162)	—	(162)
Restructuring charges	(1,731)	(1,008)	(2,739)
Operating (loss) income	$(6,513)	$35,434	$28,921
Reconciliation to adjusted operating income:
Share-based compensation	9,956	71	10,027
Depreciation and amortization	82,061	2,112	84,173
Restructuring charges	1,731	1,008	2,739
Impairment and other losses, net	162	—	162
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	358	—	358
Amortization for capitalized cloud computing costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	67	—	67
Adjusted operating income	$89,401	$38,625	$128,026

	Three Months Ended December 31, 2024
	Sphere	MSG Networks	Total
Revenues	$169,020	$139,270	$308,290
Direct operating expenses	(72,665)	(94,510)	(167,175)
Selling, general and administrative expenses	(119,003)	(16,283)	(135,286)
Depreciation and amortization	(81,002)	(2,317)	(83,319)
Impairment and other losses, net	—	(61,200)	(61,200)
Restructuring charges	(4,251)	—	(4,251)
Operating loss	$(107,901)	$(35,040)	$(142,941)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	16,183	1,644	17,827
Depreciation and amortization	81,002	2,317	83,319
Restructuring charges	4,251	—	4,251
Impairment and other losses, net	—	61,200	61,200
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	4,151	3,406	7,557
Amortization for capitalized cloud computing costs	1,579	130	1,709
Remeasurement of deferred compensation plan liabilities	(66)	—	(66)
Adjusted operating (loss) income	$(801)	$33,657	$32,856

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS (Continued)
(In thousands)
(Unaudited)

	Twelve Months Ended December 31, 2025
	Sphere	MSG Networks	Total
Revenues	$781,412	$438,633	$1,220,045
Direct operating expenses	(318,265)	(271,714)	(589,979)
Selling, general and administrative expenses	(389,594)	(52,324)	(441,918)
Depreciation and amortization	(327,769)	(8,642)	(336,411)
Impairment and other losses, net	(4,381)	(65,400)	(69,781)
Restructuring charges	(9,560)	(1,960)	(11,520)
Operating (loss) income	$(268,157)	$38,593	$(229,564)
Reconciliation to adjusted operating income:
Share-based compensation	60,272	(1,267)	59,005
Depreciation and amortization	327,769	8,642	336,411
Restructuring charges	9,560	1,960	11,520
Impairment and other losses, net	4,381	65,400	69,781
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	3,954	3,934	7,888
Amortization for capitalized cloud computing costs	6,316	—	6,316
Remeasurement of deferred compensation plan liabilities	467	—	467
Adjusted operating income	$144,562	$117,262	$261,824

	Twelve Months Ended December 31, 2024
	Sphere	MSG Networks	Total
Revenues	$617,673	$513,255	$1,130,928
Direct operating expenses	(265,278)	(345,152)	(610,430)
Selling, general and administrative expenses	(435,038)	(49,414)	(484,452)
Depreciation and amortization	(318,667)	(8,769)	(327,436)
Impairment and other losses, net	(9,768)	(61,200)	(70,968)
Restructuring charges	(9,932)	(40)	(9,972)
Operating (loss) income	$(421,010)	$48,680	$(372,330)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	54,973	8,466	63,439
Depreciation and amortization	318,667	8,769	327,436
Restructuring charges	9,932	40	9,972
Impairment and other losses, net	9,768	61,200	70,968
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	6,169	2,153	8,322
Amortization for capitalized cloud computing costs	1,579	195	1,774
Remeasurement of deferred compensation plan liabilities	259	—	259
Adjusted operating (loss) income	$(19,663)	$129,503	$109,840

SPHERE ENTERTAINMENT CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of December 31,
	2025	2024
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$521,264	$515,633
Accounts receivable, net	171,630	154,624
Related party receivables, current	24,457	25,729
Prepaid expenses and other current assets	92,824	65,007
Total current assets	810,175	760,993
Non-Current Assets:
Investments	38,725	40,396
Property and equipment, net	2,710,643	3,035,730
Right-of-use lease assets	91,372	93,920
Goodwill	344,772	410,172
Intangible assets, net	21,817	28,383
Other non-current assets	192,404	145,706
Total assets	$4,209,908	$4,515,300
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$24,593	$33,606
Accrued expenses and other current liabilities	431,477	388,370
Related party payables, current	14,301	9,504
Current portion of long-term debt, net	63,009	829,125
Operating lease liabilities, current	17,186	19,268
Deferred revenue	192,808	91,794
Total current liabilities	743,374	1,371,667
Non-Current Liabilities:
Long-term debt, net	767,439	524,010
Operating lease liabilities, non-current	113,824	116,668
Deferred tax liabilities, net	172,111	148,870
Other non-current liabilities	179,921	152,666
Total liabilities	1,976,669	2,313,881
Commitments and contingencies
Equity:
Class A Common Stock (a)	297	290
Class B Common Stock (b)	69	69
Additional paid-in capital	2,470,120	2,428,414
Treasury stock, at cost, 1,054 and 0 shares as of December 31, 2025 and 2024	(50,024)	—
Accumulated deficit	(186,441)	(219,846)
Accumulated other comprehensive loss	(782)	(7,508)
Total stockholders’ equity	2,233,239	2,201,419
Total liabilities and equity	$4,209,908	$4,515,300
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,629 and 28,960 shares outstanding as of December 31, 2025 and 2024, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares outstanding as of December 31, 2025 and 2024.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2025	2024
Net cash provided by operating activities	$243,346	$69,407
Net cash used in investing activities	(3,901)	(106,312)
Net cash used in financing activities	(233,345)	(74,168)
Effect of exchange rates on cash, cash equivalents and restricted cash	(469)	(1,121)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,631	(112,194)
Cash, cash equivalents and restricted cash beginning of period	515,633	627,827
Cash, cash equivalents and restricted cash at end of period	$521,264	$515,633